For Additional Information:
Haug Scharnowski, VP Corporate Relations
763-450-2352
hscharnowski@navarre.com

NAVARRE CORPORATION ELECTS GARY ST. MARIE TO ITS BOARD OF DIRECTORS

MINNEAPOLIS, MN –July 20, 2005 – Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of a broad range of home entertainment and multimedia software products, today announced that it has elected Gary St. Marie to its board of directors. Under the bylaws of the Company, Mr. St. Marie will serve as a director until Navarre’s next annual shareholders’ meeting, at which time he will stand for election by the shareholders.

Since 1991, Mr. St. Marie is the Chairman and Owner of St. Marie’s Gopher News Company, the premiere distributor of magazines and books in the Upper Midwest. He served as President of St. Marie’s Gopher News Company from January 1976 until December 1996. Mr. St. Marie also currently is President of Pioneer Private Aviation — DE and has served in that position since June 1986. Mr. St. Marie has previously served as a board member of several not-for-profit and for-profit organizations including the Kidney Foundation of the Upper Midwest, Boys and Girls Club of Minneapolis, the Affinity Group, Young America, Minnesota Heart Association, and Wells Fargo Bank, Minnesota (Advisory).

Eric Paulson, Chairman and Chief Executive Officer stated, “Gary strengthens our board by providing strong publishing and distribution expertise. We look forward to his strategic vision and leadership contributions in helping guide Navarre’s future direction.”

With the election of Mr. St. Marie, Navarre’s board will have nine members, comprised of six independent directors.

About Navarre Corporation

Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc., BCI Eclipse Company, LLC, FUNimation Productions, Ltd. and the FUNimation stores, Ltd. For more information, please visit the company’s web site at http://www.navarre.com.